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                                                                     Exhibit 8.3



                          [King & Spalding Letterhead]

                               December 17, 2002



JDN Realty Corporation
359 East Paces Ferry Road
Suite 400
Atlanta, Georgia  30305


      RE: Treatment of the Merger of DDR Transitory Sub, Inc. with and into
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          JDN Realty Corporation as a "Reorganization" for Federal Income
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          Tax Purposes
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Ladies and Gentlemen:

      We have acted as counsel to JDN Realty Corporation ("JDN") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated October 4, 2002 (the "MERGER AGREEMENT"), by and among Developers Diversified Realty Corporation ("DDR"), JDN and DDR Transitory Sub, Inc. ("DTS"). This opinion letter is being delivered to you pursuant to Section 7.3(d) of the Merger Agreement and relates to the treatment of the merger of DTS with and into JDN (the "MERGER") as a "reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE").

      Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings ascribed to them in the Merger Agreement.


                        FACTS AND ASSUMPTIONS RELIED UPON
                        ---------------------------------

      In rendering the opinion expressed herein, we have examined and relied upon such documents as we have deemed appropriate, including (but not limited to) the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") that was filed with the Securities and Exchange Commission (the "SEC") in connection with the Merger (including the joint proxy statement / prospectus contained therein (the "PROXY STATEMENT") and all exhibits thereto) and the Merger Agreement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct on the date hereof and will continue to be true and correct at the Effective Time, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.
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JDN Realty Corporation
December 17, 2002
Page 2



      We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of DDR and JDN, including representations to us in the officer's certificates of even date herewith (collectively, the "OFFICER'S CERTIFICATES"). We have assumed, with your consent, that the representations set forth in the Officer's Certificates are true, accurate and complete as of the date hereof, that such representations will continue to be true, accurate and complete as of the Effective Time; that if any representation is based on the representing party's expectations with regard to facts in existence as of the Effective Time, such expectations will prove to be accurate; and that any representation "to the knowledge" of any person (or with similar qualification) is, and will continue to be, true and correct without regard to such qualification.


                                     OPINION
                                     -------

      Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a "reorganization" under Section 368(a)(1)(A) and
(a)(2)(E) of the Code.


                                      * * *


      The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such changes could adversely affect the opinion rendered herein and the tax consequences of the Merger.

      Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could adversely affect our opinion, and we specifically advise you to seek confirmation of our opinion immediately prior to the Merger. Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger.

      The opinion expressed herein is furnished by us solely for the benefit of JDN in connection with the matters addressed herein. This opinion letter may not be furnished to or relied upon by any other person or entity for any purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the captions "Material Federal Income Tax Consequences Relating to the Merger" and "Legal Matters" in the Proxy Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.


                                Very truly yours,

                                /s/ King & Spalding